Exhibit 10(k)


                              AMENDMENT NUMBER 2 TO
                              EMPLOYMENT AGREEMENT
                              --------------------

          Amendment No. 2 dated as of the 1st day of May 2000, to the Employment Agreement (the "Employment Agreement") dated as of December 31, 1992, by and between Firecom, Inc., a New York corporation (the "Company"), and Paul Mendez, an individual (the "Executive").


                              W I T N E S S E T H:
                               - - - - - - - - - -

          WHEREAS, the parties hereto have heretofore entered into the Employment Agreement, as amended by an Amendment to Employment Agreement (the "Employment Agreement Amendment"), dated March 28, 1995 (as extended and amended by the Employment Agreement Amendment, the "Employment Agreement"); and

          WHEREAS, the parties desire to amend the Employment Agreement in certain respects;

          NOW, THEREFORE, the parties hereto agree as follows:

          Section 1.   Definitions.   Unless otherwise specifically defined
                       -----------
herein, each term used herein which is defined in the Employment Agreement shall have the meaning assigned to such term in the Employment Agreement.

          Section 2.   Amendment to Section 2.   Section 2 of the Employment
                       ----------------------
Agreement shall be amended so as to extend the term of the Contract Period to April 30, 2001.

          Section 3.   Amendment to Section 4(a)(i).   Section 4(a)(i) of the
                       ----------------------------
Employment Agreement shall be amended so as to increase the annual base salary of the Executive to $300,000, effective May 1, 2000.

          Section 4.   Amendment to Section 5(d).   Section 5(d) of the
                       -------------------------
Employment Agreement shall be amended such that all references to "30,000" contained in Section 5(d) (as amended and increased to $37,000 in Section 4 of the Employment Agreement Amendment) shall read $41,000," effective May 1, 2000.

          Section 5.   Governing Law   This Amendment shall be governed by and
                       -------------
construed in accordance with the laws of the State of New York.

          Section 6.   Miscellaneous.   All provisions of this Amendment shall
                       -------------
be deemed to be incorporated in, and made a part of, the Employment Agreement,


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and the Employment Agreement, as amended and supplemented by this Amendment, shall be read, taken and construed as one in the same instrument. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original.

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the date first above written.

                                             FIRECOM, INC.


                                             By:  /s/ Jeffrey Cohen
                                                --------------------------------
                                                Name:  Jeffrey Cohen
                                                Title: Vice President - Finance



                                             /s/ Paul Mendez
                                             -----------------------------------
                                             Paul Mendez


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